UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2015, the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of Vectrus, Inc. (the “Company”) approved annual incentive payments and long-term incentive opportunities for the Company’s named executive officers for 2015. Additional information with respect to the compensation arrangements for the named executive officers will be set forth in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders.
2015 Annual Incentive Award Opportunities
On February 27, 2015, the Committee approved the performance metrics shown below for 2015 under the Company’s Annual Incentive Plan for Executive Officers (the “AIP Plan”), which was approved by the Company’s sole shareholder in 2014. The Committee determined to include earnings per share instead of operating income as a metric since the Company is now a publicly traded company and earnings per share is a market based metric recognized as a standard by investors and analysts and includes all elements of the business dynamics. In addition, the Committee approved using free cash flow instead of operating cash flow as free cash flow is a critical measure for our business and important to investors.
2015 Internal Performance Metrics Weight for Named Executive Officers of Vectrus

2015 Metrics	Performance Percentage
Earnings Per Share	30%
Revenue	30%
Free Cash Flow	20%
Return on Invested Capital	20%

2015 Long-Term Incentive Awards and Opportunities

The Vectrus 2014 Omnibus Incentive Plan (the “Plan”) authorizes, among other types of awards, performance awards to be made to key employees of the Company at the discretion of the Committee. Awards granted are expressed as stock-based awards and as target cash awards.
The Plan provides that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. Payment, if any, of target cash awards generally will be made at the end of the applicable performance period and are based on the Company’s performance as compared with the performance measures approved by the Committee prior to the performance period. Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee.
For the named executive officers, the Company’s long-term incentive program total award value for 2015 is determined individually based on the competitive market, individual performance and business performance and is split as follows: 20% of the award in non-qualified stock options, 30% of the award in restricted stock units and 50% of the award in target cash based on relative total shareholder return (“TSR”). The non-qualified stock option, restricted stock unit and TSR award terms and conditions upon termination of employment by the participant include certain restrictions relating to non-solicitation and non-competition. Breach of either the non-solicitation or non-competition provisions will result in forfeiture, or if the participant has disposed of all or any portion of such Award prior to the date of such forfeiture, recovery of an amount equal to the aggregate after-tax proceeds.

On February 27, 2015, the Committee approved TSR target awards, effective March 4, 2015, under the Plan for the four performance periods described below to the named executive officers as follows: Mr. Hunzeker, $450,000; Mr. Klein, $205,000; Ms. Oliver, $125,000; Mr. Coppock, $100,000; and Mr. Anderson, $125,000. The ultimate value, if any, of each of these awards will be determined in accordance with the established performance measurement formula for the target awards granted in 2015. The award amounts set forth above would be the amounts earned and payable if the TSR results in payment at the 100% level. Payment, if any, with respect to the 2015 target awards will be based on the Company’s total shareholder return performance relative to that of the Aerospace and Defense companies in the S&P 1500 Index.
The amount of the TSR Award Payout, if any, will be determined in accordance with the following formula:

TSR Award X = Average Payout Factor X Target Award

The “Average Payout Factor” shall be determined by averaging the Payout Factor for each of the four Performance Periods, determined in accordance with the following table.

If Company’s TSR performance relative to that of the Aerospace & Defense companies in the S&P 1500 Index is:	Payout Factor (% of Target Award)
Less than the 35th percentile	0%
At the 35th percentile	50%
At the 50th percentile	100%
At the 80th percentile	200%
Actual results between the 35th percentile and the 80th percentile numbers shown above are interpolated.
The four Performance Periods are:

January 1, 2015 through December 31, 2015
January 1, 2016 through December 31, 2016
January 1, 2017 through December 31, 2017
January 1, 2015 through December 31, 2017

In general, the Average Payout Factor shall be determined by adding the Payout Factors for each Performance Period and dividing the sum thereof by four.

Unvested TSR awards expire upon termination of employment or due to resignation and are forfeited should the employee leave the Company and engage in certain disqualifying behavior.
The foregoing description of the terms of the TSR awards is not complete and is subject to and qualified in its entirety by the terms of the TSR award agreement, which was approved by the Committee on February 27, 2015. A copy of the TSR award agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	VECTRUS, INC. 2014 OMNIBUS INCENTIVE PLAN TSR AWARD AGREEMENT

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2015	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.     Description

10.1	VECTRUS, INC. 2014 OMNIBUS INCENTIVE PLAN TSR AWARD AGREEMENT